 Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, September 2, 2014

Media General Completes Acquisition of WHTM-TV in Harrisburg, PA

RICHMOND, VA – Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, announced today that it has completed its previously announced acquisition of WHTM-TV in Harrisburg, PA, from Sinclair Broadcast Group, effective September 1, 2014, for approximately $83.4 million in cash. Media General funded the acquisition with an incremental term loan of $75 million.

“This is an attractive acquisition for us, with a buyer’s multiple of less than 8x. It also is immediately accretive to free cash flow,” said George L. Mahoney, president and chief executive officer of Media General. “We’re delighted to welcome WHTM and its employees to Media General. WHTM is a top-rated station in Pennsylvania’s capital city. The station will benefit from political spending in the upcoming elections, especially the contested gubernatorial race in Pennsylvania. WHTM provides an excellent news product and it’s a terrific fit with Media General. We look forward to building further on its many accomplishments.”

WHTM-TV is an ABC affiliate and the number two ranked local news station in the Harrisburg-Lancaster-Lebanon-York DMA, the 43rd largest in the country according to Nielsen Media Research.

About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment in strong markets across the U.S. The company owns or operates 32 network-affiliated broadcast television stations and their associated digital media and mobile platforms, in 29 markets. These stations reach 17.2 million or nearly 15% of U.S. TV homes. Seventeen of the 32 stations are located in the top 75 designated market areas. Media General first entered the local television business in 1955 when it launched WFLA in Tampa, Florida as an NBC affiliate. The company subsequently expanded its station portfolio through acquisition. In November 2013, Media General and Young Broadcasting merged, combining Media General’s 18 stations and Young’s 13 stations.

Contact Media General

Lou Anne J. Nabhan

Vice President-Corporate Communications

804-887-5120

lnabhan@mediageneral.com